EXHIBIT 21

                              LIST OF SUBSIDIARIES


                                                  State/Jurisdiction of
Wholly-Owned Subsidiary                           Incorporation/Organization
-----------------------                           --------------------------


Asia Expert Limited                               Hong Kong
Tomwell Limited                                   Hong Kong
ASL/K Licensing Corp.                             Delaware
ASL Retail Outlets, Inc.                          Delaware
Kasper A.S.L. Europe Ltd.                         Delaware
Kasper Holdings Inc.                              Delaware
AKC Acquisition. Ltd.                             Delaware
Lion Licensing                                    Delaware
Kasper Canada ULC                                 Nova Scotia
Anne Klein ULC                                    Nova Scotia
Kasper Partnership, G.P.                          Canada